EXHIBIT 107

CALCULATION OF FILING FEE TABLES

S-8

EMPIRE PETROLEUM CORPORATION

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, Par Value $0.001	(1)	Other	1,200,000	$2.6925	$3,231,000.00	0.0001381	$446.21

Total Offering Amounts:						$3,231,000.00		446.21
Total Fee Offsets:								0.00
Net Fee Due:								$446.21

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock that may become issuable pursuant to the Empire Petroleum Corporation 2026 Stock and Incentive Compensation Plan (the “2026 Plan”) to prevent dilution resulting from any future stock dividend, stock split, recapitalization or other similar transaction.

This Registration Statement registers the issuance of 1,200,000 shares of Common Stock under the 2026 Plan.

Estimated solely for purposes of calculating the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $2.6925 per share, the average of the high and low sales prices for the Common Stock as reported by the NYSE American stock exchange on June 29, 2026 (such date being within five business days prior to the date of filing this Registration Statement).